Exhibit 99.1

FOR RELEASE (07.26.2023)	Alan A. Villalon, Chief Financial Officer 952.417.3733 (Office)

ALERUS FINANCIAL CORPORATION REPORTS

SECOND QUARTER 2023 NET INCOME OF $9.1 MILLION

MINNEAPOLIS, MN (July 26, 2023) – Alerus Financial Corporation (Nasdaq: ALRS), or the Company, reported net income of $9.1 million for the second quarter of 2023, or $0.45 per diluted common share, compared to net income of $8.2 million, or $0.40 per diluted common share, for the first quarter of 2023, and net income of $9.3 million, or $0.52 per diluted common share, for the second quarter of 2022.

CEO Comments

President and Chief Executive Officer Katie Lorenson said, “During the second quarter, we continued to evolve Alerus into a high performing commercial wealth bank and a national retirement and benefits provider through strategic talent acquisitions and infrastructure optimization. The foundational strength and unique business model of our Company allowed us to continue to attract experienced professionals who will continue to build our commercial banking segment in addition to doubling the size of our treasury management team. More recently, we lifted out a highly regarded and seasoned team to lead the launch of our private banking franchise. We believe that the addition of these professionals coupled with our tenured talent will drive continued new client acquisition and existing client expansion throughout our growing markets.

While the macroeconomic environment remains uncertain, our diversified business model shined in the second quarter as fee income represented 53.7% of total revenues, an industry leading standard, driven primarily by our nationally scaled retirement services and growing wealth management business.

During the quarter, we continued to execute on prudent expense management as noninterest expenses declined 4% from the prior quarter. Our focus on a client-centric organizational structure has resulted in efficiency improvements across the organization. As of July, these improvements have allowed us to reduce total headcount by 10% over the past 12 months, even after taking account of the acquisition of Metro Phoenix Bank.

Despite ongoing industry and economic challenges, we believe Alerus is positioned to emerge stronger than ever. Our unique business model is anchored by durable and highly recurring fee income and our balance sheet is characterized by superior capital and reserves, a highly diversified loan and deposit portfolio, and a long history of strong credit performance. We remain optimistic about our continued ability to attract and retain the best talent and are seeing the benefits of our ongoing implementation of infrastructure optimization.

We are grateful for our Alerus team members whose ongoing collaboration and client focus are continuing to position the company’s future for top tier shareholder returns and performance.”

Second Quarter Highlights

◾	Return on average tangible common equity(1) of 13.71%, compared to 12.58% for the first quarter of 2023
◾	Return on average common equity of 10.14%, compared to 9.17% for the first quarter of 2023
◾	Return on average total assets of 0.96%, compared to 0.88% for the first quarter of 2023
◾	Repurchased $3.0 million of the Company’s outstanding stock, reducing common shares outstanding by 170,046 at quarter end
◾	Increased quarterly dividend by 5.6% to $0.19 per share
◾	Loan to deposit ratio as of June 30, 2023 was 88.8%, compared to 83.8% as of December 31, 2022
◾	Common equity tier 1 capital to risk weighted assets as of June 30, 2023 was 13.30%, compared to 13.39% as of December 31, 2022
◾	Noninterest expense was $36.4 million, compared to $37.9 million for the first quarter of 2023

◾	Efficiency ratio improved to 72.79% compared to 74.53% for the first quarter of 2023
◾	Noninterest income was 53.69% of total revenue, compared to 51.63% for the first quarter of 2023
◾	Allowance for credit losses to total loans was 1.41% compared to 1.27% as of December 31, 2022
◾	Net recoveries to average loans of 0.07% compared to net charge-offs to average loans of 0.03% for the first quarter of 2023

(1)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Selected Financial Data (unaudited)

	As of and for the
	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars and shares in thousands, except per share data)	2023	2023	2022	2023	2022
Performance Ratios
Return on average total assets	0.96%	0.88%	1.14%	0.92%	1.20%
Return on average common equity	10.14%	9.17%	11.93%	9.66%	11.85%
Return on average tangible common equity (1)	13.71%	12.58%	15.25%	13.15%	14.97%
Noninterest income as a % of revenue	53.69%	51.63%	56.20%	52.65%	56.91%
Net interest margin (tax-equivalent)	2.52%	2.70%	2.98%	2.61%	2.91%
Efficiency ratio (1)	72.79%	74.53%	74.72%	73.67%	73.50%
Net charge-offs/(recoveries) to average loans	(0.07)%	0.03%	0.07%	(0.02)%	0.02%
Dividend payout ratio	42.22%	45.00%	34.62%	43.53%	30.91%
Per Common Share
Earnings per common share - basic	$0.45	$0.41	$0.53	$0.86	$1.11
Earnings per common share - diluted	$0.45	$0.40	$0.52	$0.85	$1.10
Dividends declared per common share	$0.19	$0.18	$0.18	$0.37	$0.34
Book value per common share	$17.96	$17.90	$17.75
Tangible book value per common share (1)	$14.60	$14.50	$14.93
Average common shares outstanding - basic	20,033	20,028	17,297	20,030	17,271
Average common shares outstanding - diluted	20,241	20,246	17,532	20,243	17,517
Other Data
Retirement and benefit services assets under administration/management	$35,052,652	$33,404,342	$31,749,157
Wealth management assets under administration/management	$3,857,710	$3,675,684	$4,147,763
Mortgage originations	$111,261	$77,728	$269,397	$188,989	$456,159

(1)Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Results of Operations

Net Interest Income

Net interest income for the second quarter of 2023 was $22.2 million, a $1.4 million, or 6.0%, decrease from the first quarter of 2023. Net interest income decreased $542.0 thousand, or 2.4%, from $22.8 million for the second quarter of 2022. Interest income increased $2.5 million, or 6.7% from the first quarter of 2023, primarily driven by a 24 basis point increase in yield on interest earning assets. Contributing factors to higher asset yields were higher new loan yields and accretion of fair value marks from the Metro Phoenix Bank transaction. The increase in interest income was more than offset by a $4.0 million increase in interest expense, primarily due to an increase in rates paid on interest-bearing deposits. The increase in interest expense paid on deposits was due to heightened deposit competition, the impact of rising short-term interest rates on indexed money market deposits and clients moving deposits out of noninterest bearing products into interest-bearing products.

Net interest margin (tax-equivalent), was 2.52% for the second quarter of 2023, an 18 basis point decrease from 2.70% for the first quarter of 2023, and a 46 basis point decrease from 2.98% for the second quarter of 2022. The decrease in net interest margin from the prior quarter reflected the impact of rising interest rates on our interest-bearing liabilities partially offset by slightly higher yields on new loans and accretion of fair value marks from the Metro Phoenix Bank transaction.

Noninterest Income

Noninterest income for the second quarter of 2023 was $25.8 million, a $525.0 thousand, or 2.1%, increase from the first quarter of 2023. The quarter over quarter increase was primarily driven by improvement across all fee-based business segments. Mortgage saw a $1.2 million, or 69.2%, increase in mortgage banking revenue due to a seasonal rebound in originations as mortgage originations grew 43% from the prior quarter. Retirement and benefit services revenue increased $408 thousand, or 2.6%, mainly due to increased administration, recordkeeping, and asset-based fees. Assets under management/administration grew due to improved equity markets and organic growth in plans and participants. Wealth management revenue increased $256 thousand, or 4.9%, as assets under management/administration grew due to improved equity markets and organic net inflows from new and existing relationships.

Noninterest income for the second quarter of 2023 decreased $3.4 million, or 11.8%, from $29.2 million in the second quarter of 2022. The year over year decrease was primarily driven by a $3.1 million decrease in mortgage revenue due to a $158.1 million decrease in mortgage originations as higher interest rates dramatically impacted demand. Retirement and benefit services decreased $403 thousand mainly from the exit of the payroll services business and one-time document restatement fees recognized in 2022.

Noninterest Expense

Noninterest expense for the second quarter of 2023 was $36.4 million, a $1.5 million, or 4.0% decrease from the first quarter of 2023. The quarter over quarter decrease was primarily driven by a $1.1 million decrease in employee taxes and benefits resulting from lower headcount and lower group insurance costs. Compensation expense decreased $311 thousand from the first quarter of 2023 due to a reduction in severance costs and salaries, offset by increased mortgage incentive compensation. Offsetting the improvement in compensation and benefits expense, professional fees and assessments increased $378 thousand due to higher Federal Deposit Insurance Corporation (FDIC) assessment fees.

Noninterest expense for the second quarter of 2023 decreased $3.6 million, or 9.0%, from $40.0 million in the second quarter of 2022. The year over year decrease was primarily due to a $2.4 million decrease in compensation, $1.1 million decrease in employee taxes and benefits, and $716 thousand decrease in professional fees and assessments. Compensation decreased primarily due to a decrease in mortgage related incentive compensation from lower mortgage originations. The decrease in employee taxes and benefits resulted from lower group insurance claims, reduced headcount, and lower compensation costs.

Financial Condition

Total assets were $3.8 billion as of June 30, 2023, an increase of $53.3 million, or 1.4%, from December 31, 2022. The increase was primarily due to an $89.5 million increase in loans, an $11.4 million increase in loans held for sale and a $7.2 million increase in cash and cash equivalents, offset by a decrease of $53.4 million in investment securities.

Loans

Total loans were $2.5 billion as of June 30, 2023, an increase of $89.5 million, or 3.7%, from December 31, 2022. The increase was primarily driven by a $122.2 million increase in commercial real estate and a $34.8 million increase in residential real estate loans, offset by a $32.0 million decrease in commercial and industrial, a $19.4 million decrease in real estate construction and a $16.1 million decrease in other consumer revolving and installment loans.

The following table presents the composition of our loan portfolio as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2023	2023	2022	2022	2022
Commercial
Commercial and industrial	$551,860	$553,578	$583,876	$564,655	$484,426
Real estate construction	78,428	108,776	97,810	89,215	48,870
Commercial real estate	1,003,821	934,324	881,670	819,068	599,737
Total commercial	1,634,109	1,596,678	1,563,356	1,472,938	1,133,033
Consumer
Residential real estate first mortgage	707,630	698,002	679,551	649,818	568,571
Residential real estate junior lien	157,231	152,281	150,479	143,681	135,255
Other revolving and installment	34,552	39,664	50,608	51,794	53,384
Total consumer	899,413	889,947	880,638	845,293	757,210
Total loans	$2,533,522	$2,486,625	$2,443,994	$2,318,231	$1,890,243

Deposits

Total deposits were $2.9 billion as of June 30, 2023, a decrease of $62.6 million, or 2.1%, from December 31, 2022. Interest-bearing deposits increased $82.8 million, while noninterest-bearing deposits decreased $145.5 million from December 31, 2022. The decrease in total deposits was due to both public unit depositor seasonality and clients using excess liquidity and paying down revolving debt. Noninterest-bearing deposits decreased from 29.5% of total deposits to 25.1% as higher interest rates continued a migration to interest-bearing accounts. Time deposit balances increased as higher short-term CD rates attracted both internal transfers of current deposits as well as new clients and deposits to the Company.

The following table presents the composition of our deposit portfolio as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2023	2023	2022	2022	2022
Noninterest-bearing demand	$715,534	$792,977	$860,987	$905,228	$764,808
Interest-bearing
Interest-bearing demand	753,194	817,675	706,275	653,216	642,641
Savings accounts	93,557	99,742	99,882	101,820	97,227
Money market savings	986,403	1,076,166	1,035,981	1,079,520	914,423
Time deposits	304,167	245,418	212,359	222,027	200,451
Total interest-bearing	2,137,321	2,239,001	2,054,497	2,056,583	1,854,742
Total deposits	$2,852,855	$3,031,978	$2,915,484	$2,961,811	$2,619,550

Asset Quality

Total nonperforming assets were $2.6 million as of June 30, 2023, a decrease of $1.2 million, or 32.5%, from December 31, 2022. As of June 30, 2023, the allowance for credit losses on loans was $35.7 million, or 1.41% of total loans, compared to $31.1 million, or 1.27% of total loans, as of December 31, 2022.

The following table presents selected asset quality data as of and for the periods indicated:

	As of and for the three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2023	2023	2022	2022	2022
Nonaccrual loans	$2,233	$2,118	$3,794	$4,303	$4,370
Accruing loans 90+ days past due	347	—	—	1,000	—
Total nonperforming loans	2,580	2,118	3,794	5,303	4,370
OREO and repossessed assets	—	—	30	904	860
Total nonperforming assets	$2,580	$2,118	$3,824	$6,207	$5,230
Net charge-offs/(recoveries)	(403)	170	(178)	405	340
Net charge-offs/(recoveries) to average loans	(0.07)%	0.03%	(0.03)%	0.07%	0.07%
Nonperforming loans to total loans	0.10%	0.09%	0.16%	0.23%	0.23%
Nonperforming assets to total assets	0.07%	0.05%	0.10%	0.17%	0.16%
Allowance for credit losses on loans to total loans	1.41%	1.41%	1.27%	1.34%	1.66%
Allowance for credit losses on loans to nonperforming loans	1,384%	1,657%	821%	584%	718%

For the second quarter of 2023, the Company had net recoveries of $403 thousand compared to net charge-offs of $170 thousand for the first quarter of 2023 and $340 thousand of net charge-offs for the second quarter of 2022.

The Company did not record a provision for credit losses for the second quarter of 2023 due to strong credit quality indicators and net recoveries for the quarter. The allowance for credit losses on loans to total loans increased from 1.27% at December 31, 2022 to 1.41% at June 30, 2023. Beginning on January 1, 2023 the allowance for credit losses on loans is computed under the current expected credit loss, or CECL, accounting standard and prior to that the allowance for credit losses was computed using the incurred loss method. The unearned fair value adjustments on the acquired Metro Phoenix Bank loan portfolio were $6.2 million and $7.1 million, as of June 30, 2023 and December 31, 2022, respectively.

Capital

Total stockholders’ equity was $357.7 million as of June 30, 2023, an increase of $813 thousand from December 31, 2022. Tangible book value per common share, a non-GAAP financial measure, increased to $14.60 as of June 30, 2023, from $14.37 as of December 31, 2022. Tangible common equity to tangible assets, a non-GAAP financial measure, decreased to 7.72% as of June 30, 2023, from 7.74% as of December 31, 2022. Common equity tier 1 capital to risk weighted assets decreased to 13.30% as of June 30, 2023, from 13.39% as of December 31, 2022.

During the second quarter of 2023, the Company repurchased approximately $3.0 million of its outstanding stock, which reduced common shares outstanding by 170,046 at quarter end.

The following table presents our capital ratios as of the dates indicated:

	June 30,	December 31,	June 30,
	2023	2022	2022
Capital Ratios(1)
Alerus Financial Corporation Consolidated
Common equity tier 1 capital to risk weighted assets	13.30%	13.39%	14.19%
Tier 1 capital to risk weighted assets	13.60%	13.69%	14.56%
Total capital to risk weighted assets	16.49%	16.48%	17.95%
Tier 1 capital to average assets	11.15%	11.25%	10.80%
Tangible common equity / tangible assets (2)	7.72%	7.74%	7.96%

Alerus Financial, N.A.
Common equity tier 1 capital to risk weighted assets	12.93%	12.76%	13.64%
Tier 1 capital to risk weighted assets	12.93%	12.76%	13.64%
Total capital to risk weighted assets	14.14%	13.83%	14.89%
Tier 1 capital to average assets	10.59%	10.48%	10.12%

(1)	Capital ratios for the current quarter are to be considered preliminary until the Call Report for Alerus Financial, N.A. is filed.
(2)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call at 11:00 a.m. Central Time on Thursday, July 27, 2023, to discuss its financial results. The call can be accessed via telephone at (833) 470-1428, using access code 067281. A recording of the call and transcript will be available on the Company’s investor relations website at investors.alerus.com following the call.

About Alerus Financial Corporation

Alerus Financial Corporation is a diversified financial services company with corporate offices in Grand Forks, North Dakota, and the Minneapolis-St. Paul, Minnesota metropolitan area. Through its subsidiary, Alerus Financial, N.A., the Company provides innovative and comprehensive financial solutions to business and consumer clients through four distinct business segments—banking, retirement and benefit services, wealth management, and mortgage. The Company provides clients with a primary point of contact to help fully understand the unique needs and delivery channel preferences of each client. Clients are provided with competitive products, valuable insight and sound advice supported by digital solutions designed to meet the clients’ needs. The Company has banking, mortgage, and wealth management offices in Grand Forks and Fargo, North Dakota, the Minneapolis-St. Paul, Minnesota metropolitan area, and Phoenix, Scottsdale, and Mesa Arizona. Alerus retirement and benefit services plan administration hubs are located in Minnesota, Michigan, and Colorado.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized by U.S. Generally Accepted Accounting Principles, or GAAP. These non-GAAP financial measures include the ratio of tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, net interest margin (tax-equivalent), and the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and investors frequently use these measures, and other similar measures, to evaluate capital adequacy and financial performance. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measures are provided in the accompanying tables. Management, banking regulators, many financial analysts and other investors use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

These non-GAAP financial measures should not be considered in isolation or as a substitute for total stockholders’ equity, total assets, book value per share, return on average assets, return on average equity, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Alerus Financial Corporation. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature. Examples of forward-looking statements include, among others, statements we make regarding our projected growth, anticipated future financial performance, financial condition, credit quality, management’s long-term performance goals and the future plans and prospects of Alerus Financial Corporation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in forward-looking statements include, among others, the following: interest rate risks associated with our business, including the effects of recent and anticipated rate increases by the Federal Reserve; our ability to successfully manage credit risk and maintain an adequate level of allowance for credit losses; new or revised accounting standards, including as a result of the implementation of the new Current Expected Credit Loss Standard; business and economic conditions generally and in the financial services industry, nationally and within our market areas, including continued rising rates of inflation and possible recession; the effects of recent developments and events in the financial services industry, including the large-scale deposit withdrawals over a short-period of time at Silicon Valley Bank, Signature Bank and First Republic Bank that resulted in the failure of those institutions; the overall health of the local and national real estate market; concentrations within our loan portfolio; the level of nonperforming assets on our balance sheet; our ability to implement our organic and acquisition growth strategies, including the integration of Metro Phoenix Bank which we acquired in 2022; the impact of economic or market conditions on our fee-based services; our ability to continue to grow our retirement and benefit services business; our ability to continue to originate a sufficient volume of residential mortgages; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools; interruptions involving our information technology and telecommunications systems or third-party servicers; potential losses incurred in connection with mortgage loan repurchases; the composition of our executive management team and our ability to attract and retain key personnel; rapid technological change in the financial services industry; increased competition in the financial services industry from non-banks such as credit unions and Fintech companies, including digital asset service providers; our ability to successfully manage liquidity risk, including our need to access higher cost sources of funds such as fed funds purchased and short-term borrowings; the concentration of large deposits from certain clients, who have balances above current FDIC insurance limits; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us or to which we may become subject; potential impairment to the goodwill we recorded in connection with our past acquisitions, including the acquisition of Metro Phoenix Bank; the extensive regulatory framework that applies to us; the impact of recent and future legislative and regulatory changes, including in response to the recent failures of Silicon Valley Bank, Signature Bank and First Republic Bank; fluctuations in the values of the securities held in our securities portfolio, including as a result of changes in interest rates; governmental monetary, trade and fiscal policies; risks related to climate change and the negative impact it may have on our customers and their businesses; severe weather, natural disasters, widespread disease or pandemics, such as the COVID-19 global pandemic; acts of war or terrorism, including the Russian invasion of Ukraine, or other adverse external events; any material weaknesses in our internal control over financial reporting; changes to U.S. or state tax laws, regulations and guidance, including the new 1.0% excise tax on stock buybacks by publicly traded companies; talent and labor shortages and employee turnover; our success at managing the risks involved in the foregoing items; and any other risks described in the “Risk Factors” sections of the reports filed by Alerus Financial Corporation with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Alerus Financial Corporation and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands, except share and per share data)

	June 30,	December 31,
	2023	2022
Assets	(Unaudited)	(Audited)
Cash and cash equivalents	$65,471	$58,242
Investment securities
Available-for-sale, at fair value	677,454	717,324
Held-to-maturity, at carrying value (allowance for credit losses of $218 at June 30, 2023)	308,416	321,902
Loans held for sale	20,893	9,488
Loans	2,533,522	2,443,994
Allowance for credit losses on loans	(35,696)	(31,146)
Net loans	2,497,826	2,412,848
Land, premises and equipment, net	17,488	17,288
Operating lease right-of-use assets	6,440	5,419
Accrued interest receivable	13,587	12,869
Bank-owned life insurance	32,793	33,991
Goodwill	47,087	47,087
Other intangible assets	19,806	22,455
Servicing rights	2,351	2,643
Deferred income taxes, net	43,709	42,369
Other assets	79,657	75,712
Total assets	$3,832,978	$3,779,637
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$715,534	$860,987
Interest-bearing	2,137,321	2,054,497
Total deposits	2,852,855	2,915,484
Short-term borrowings	492,060	378,080
Long-term debt	58,900	58,843
Operating lease liabilities	6,746	5,902
Accrued expenses and other liabilities	64,732	64,456
Total liabilities	3,475,293	3,422,765
Stockholders’ equity
Preferred stock, $1 par value, 2,000,000 shares authorized: 0 issued and outstanding	—	—
Common stock, $1 par value, 30,000,000 shares authorized: 19,914,884 and 19,991,681 issued and outstanding	19,915	19,992
Additional paid-in capital	152,673	155,095
Retained earnings	285,839	280,426
Accumulated other comprehensive income (loss)	(100,742)	(98,641)
Total stockholders’ equity	357,685	356,872
Total liabilities and stockholders’ equity	$3,832,978	$3,779,637

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Income

(dollars and shares in thousands, except per share data)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Interest Income	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Loans, including fees	$33,267	$30,933	$17,988	$64,200	$35,280
Investment securities
Taxable	6,125	5,951	6,068	12,076	11,508
Exempt from federal income taxes	186	190	213	376	429
Other	762	735	157	1,497	273
Total interest income	40,340	37,809	24,426	78,149	47,490
Interest Expense
Deposits	12,678	9,104	813	21,782	1,642
Short-term borrowings	4,763	4,393	278	9,156	278
Long-term debt	665	654	559	1,319	1,121
Total interest expense	18,106	14,151	1,650	32,257	3,041
Net interest income	22,234	23,658	22,776	45,892	44,449
Provision for credit losses	—	550	—	550	—
Net interest income after provision for credit losses	22,234	23,108	22,776	45,342	44,449
Noninterest Income
Retirement and benefit services	15,890	15,482	16,293	31,372	33,939
Wealth management	5,450	5,194	5,548	10,644	10,874
Mortgage banking	2,905	1,717	6,038	4,622	10,969
Service charges on deposit accounts	311	301	412	612	775
Other	1,222	2,559	935	3,781	2,139
Total noninterest income	25,778	25,253	29,226	51,031	58,696
Noninterest Expense
Compensation	18,847	19,158	21,248	38,005	40,299
Employee taxes and benefits	4,724	5,853	5,787	10,577	11,949
Occupancy and equipment expense	1,837	1,899	1,737	3,736	3,788
Business services, software and technology expense	5,269	5,324	4,785	10,593	9,709
Intangible amortization expense	1,324	1,324	1,053	2,648	2,106
Professional fees and assessments	1,530	1,152	2,246	2,682	3,787
Marketing and business development	648	686	814	1,334	1,414
Supplies and postage	406	460	572	866	1,218
Travel	306	248	356	554	535
Mortgage and lending expenses	215	497	482	712	1,168
Other	1,267	1,268	904	2,535	2,082
Total noninterest expense	36,373	37,869	39,984	74,242	78,055
Income before income taxes	11,639	10,492	12,018	22,131	25,090
Income tax expense	2,535	2,306	2,725	4,841	5,613
Net income	$9,104	$8,186	$9,293	$17,290	$19,477
Per Common Share Data
Earnings per common share	$0.45	$0.41	$0.53	$0.86	$1.11
Diluted earnings per common share	$0.45	$0.40	$0.52	$0.85	$1.10
Dividends declared per common share	$0.19	$0.18	$0.18	$0.37	$0.34
Average common shares outstanding	20,033	20,028	17,297	20,030	17,271
Diluted average common shares outstanding	20,241	20,246	17,532	20,243	17,517

Alerus Financial Corporation and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

	June 30,	March 31,	December 31,	June 30,
	2023	2023	2022	2022
Tangible Common Equity to Tangible Assets
Total common stockholders’ equity	$357,685	$359,118	$356,872	$307,158
Less: Goodwill	47,087	47,087	47,087	31,337
Less: Other intangible assets	19,806	21,131	22,455	17,511
Tangible common equity (a)	290,792	290,900	287,330	258,310
Total assets	3,832,978	3,886,773	3,779,637	3,295,065
Less: Goodwill	47,087	47,087	47,087	31,337
Less: Other intangible assets	19,806	21,131	22,455	17,511
Tangible assets (b)	3,766,085	3,818,555	3,710,095	3,246,217
Tangible common equity to tangible assets (a)/(b)	7.72%	7.62%	7.74%	7.96%
Tangible Book Value Per Common Share
Total common stockholders’ equity	$357,685	$359,118	$356,872	$307,158
Less: Goodwill	47,087	47,087	47,087	31,337
Less: Other intangible assets	19,806	21,131	22,455	17,511
Tangible common equity (c)	290,792	290,900	287,330	258,310
Total common shares issued and outstanding (d)	19,915	20,067	19,992	17,306
Tangible book value per common share (c)/(d)	$14.60	$14.50	$14.37	$14.93

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Return on Average Tangible Common Equity
Net income	$9,104	$8,186	$9,293	$17,290	$19,477
Add: Intangible amortization expense (net of tax)	1,046	1,046	832	2,092	1,664
Net income, excluding intangible amortization (e)	10,150	9,232	10,125	19,382	21,141
Average total equity	360,216	361,857	312,515	361,032	331,425
Less: Average goodwill	47,087	47,087	31,488	47,087	31,489
Less: Average other intangible assets (net of tax)	16,153	17,209	14,737	16,678	15,151
Average tangible common equity (f)	296,976	297,561	266,290	297,267	284,785
Return on average tangible common equity (e)/(f)	13.71%	12.58%	15.25%	13.15%	14.97%
Efficiency Ratio
Noninterest expense	$36,373	$37,869	$39,984	$74,242	$78,055
Less: Intangible amortization expense	1,324	1,324	1,053	2,648	2,106
Adjusted noninterest expense (g)	35,049	36,545	38,931	71,594	75,949
Net interest income	22,234	23,658	22,776	45,892	44,449
Noninterest income	25,778	25,253	29,226	51,031	58,696
Tax-equivalent adjustment	140	124	100	264	194
Total tax-equivalent revenue (h)	48,152	49,035	52,102	97,187	103,339
Efficiency ratio (g)/(h)	72.79%	74.53%	74.72%	73.67%	73.50%

Alerus Financial Corporation and Subsidiaries

Analysis of Average Balances, Yields, and Rates (unaudited)

(dollars in thousands)

	Three months ended						Six months ended
	June 30, 2023		March 31, 2023		June 30, 2022		June 30, 2023		June 30, 2022
		Average		Average		Average		Average		Average
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest Earning Assets
Interest-bearing deposits with banks	$36,418	4.00%	$41,947	3.23%	$28,920	0.39%	$39,167	3.59%	$67,111	0.22%
Investment securities (1)	1,007,792	2.53%	1,034,288	2.43%	1,164,625	2.18%	1,020,967	2.48%	1,190,298	2.04%
Loans held for sale	14,536	5.22%	10,345	4.98%	31,878	3.15%	12,452	5.12%	28,287	2.90%
Loans
Commercial:
Commercial and industrial	545,357	6.90%	559,416	6.09%	463,215	4.38%	552,348	6.49%	449,014	4.52%
Real estate construction	87,905	7.43%	103,099	6.56%	44,627	4.04%	95,460	6.96%	42,893	3.97%
Commercial real estate	956,828	5.09%	911,634	4.95%	601,765	3.80%	934,356	5.02%	601,397	3.72%
Total commercial	1,590,090	5.84%	1,574,149	5.46%	1,109,607	4.05%	1,582,164	5.65%	1,093,304	4.06%
Consumer
Residential real estate first mortgage	698,288	3.76%	688,754	3.76%	543,023	3.29%	693,547	3.76%	528,952	3.39%
Residential real estate junior lien	156,276	7.44%	149,720	7.21%	132,082	4.64%	153,016	7.33%	129,056	4.55%
Other revolving and installment	37,759	6.03%	44,531	5.86%	53,919	4.40%	41,126	5.94%	52,311	4.39%
Total consumer	892,323	4.50%	883,005	4.45%	729,024	3.62%	887,689	4.48%	710,319	3.67%
Total loans (1)	2,482,413	5.36%	2,457,154	5.10%	1,838,631	3.88%	2,469,853	5.23%	1,803,623	3.91%
Federal Reserve/FHLB stock	23,724	6.76%	23,668	6.87%	10,564	4.90%	23,697	6.82%	8,536	4.70%
Total interest earning assets	3,564,883	4.55%	3,567,402	4.31%	3,074,618	3.20%	3,566,136	4.43%	3,097,855	3.10%
Noninterest earning assets	220,604		224,134		184,037		222,358		174,799
Total assets	$3,785,487		$3,791,536		$3,258,655		$3,788,494		$3,272,654
Interest-Bearing Liabilities
Interest-bearing demand deposits	$775,818	1.26%	$746,660	0.87%	$703,365	0.12%	$761,319	1.07%	$708,888	0.12%
Money market and savings deposits	1,145,335	2.81%	1,165,269	2.17%	1,041,898	0.14%	1,155,247	2.49%	1,042,660	0.14%
Time deposits	270,121	3.29%	231,959	2.23%	211,787	0.43%	251,145	2.80%	219,592	0.44%
Fed funds purchased	360,033	5.31%	290,187	4.85%	81,506	1.18%	325,303	5.10%	40,978	1.18%
Short-term borrowings	—	—%	80,000	4.69%	9,615	1.59%	39,779	4.69%	4,834	1.59%
Long-term debt	58,886	4.52%	58,858	4.51%	58,876	3.81%	58,872	4.51%	58,892	3.84%
Total interest-bearing liabilities	2,610,193	2.78%	2,572,933	2.23%	2,107,047	0.31%	2,591,665	2.51%	2,075,844	0.30%
Noninterest-Bearing Liabilities and Stockholders' Equity
Noninterest-bearing deposits	748,942		789,134		783,367		768,927		807,271
Other noninterest-bearing liabilities	66,136		67,612		55,726		66,870		58,114
Stockholders’ equity	360,216		361,857		312,515		361,032		331,425
Total liabilities and stockholders’ equity	$3,785,487		$3,791,536		$3,258,655		$3,788,494		$3,272,654
Net interest income (1)
Net interest rate spread		1.77%		2.08%		2.89%		1.92%		2.80%
Net interest margin, tax-equivalent (1)		2.52%		2.70%		2.98%		2.61%		2.91%

(1)	Taxable-equivalent adjustment was calculated utilizing a marginal income tax rate of 21.0%.